Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS A 0.9% INCREASE IN REVENUES

TO $751.2 MILLION FOR THE SECOND QUARTER OF 2017

Plano, TX, August 4, 2017 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and six months ended June 30, 2017.

Cinemark Holdings, Inc.’s total revenues for the three months ended June 30, 2017 increased 0.9% to $751.2 million from $744.4 million for the three months ended June 30, 2016. For the three months ended June 30, 2017, admissions revenues were $449.9 million and concession revenues were $262.3 million. Concession revenues per patron increased 8.9% to $3.78 and average ticket price increased 3.7% to $6.48 for the three months ended June 30, 2017.

Net income attributable to Cinemark Holdings, Inc. for the three months ended June 30, 2017 was $51.2 million compared to $53.9 million for the three months ended June 30, 2016. Diluted earnings per share for the three months ended June 30, 2017 was $0.44 compared to $0.46 for the three months ended June 30, 2016.

Adjusted EBITDA for the three months ended June 30, 2017 increased 1.4% to $170.7 million from $168.4 million for the three months ended June 30, 2016. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

“We continue to be pleased with the consistency of our financial performance, including our second quarter’s global revenue growth, record food and beverage per caps, and year-over-year box office results that again exceeded the North American industry,” stated Mark Zoradi, Cinemark’s CEO. “We remain optimistic about film content for the remainder of the year, as well as the future growth potential that our strong foundation and strategic initiatives provide for our Company.”

Cinemark Holdings, Inc.’s total revenues for the six months ended June 30, 2017 increased 5.6% to $1,530.8 million from $1,449.3 million for the six months ended June 30, 2016. During the six months ended June 30, 2017, admissions revenues increased 3.9% to $926.4 million and concession revenues increased 8.0% to $530.5 million. Concession revenues per patron increased 9.2% to $3.69 and average ticket price increased 5.2% to $6.45 for the six months ended June 30, 2017.

Net income attributable to Cinemark Holdings, Inc. for the six months ended June 30, 2017 was $131.0 million compared to $112.4 million for the six months ended June 30, 2016. Diluted earnings per share for the six months ended June 30, 2017 was $1.12 compared to $0.97 for the six months ended June 30, 2016. Net income for the six months ended June 30, 2016 was impacted by a pre-tax loss on debt amendments and refinancing of $13.3 million, which was primarily due to the refinancing of the Company’s 7.375% senior subordinated notes with an add-on to the Company’s 4.875% senior notes.

Adjusted EBITDA for the six months ended June 30, 2017 increased 8.4% to $382.6 million, compared to $353.0 million for the six months ended June 30, 2016. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

On June 30, 2017, the Company’s aggregate screen count was 5,926. As of June 30, 2017, the Company had signed commitments to open five new theatres and 48 screens by the end of 2017 and open 14 new theatres with 114 screens subsequent to 2017.

Conference Call/Webcast – Today at 8:30AM ET

Telephone: via 800-374-1346 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at investors.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 529 theatres with 5,926 screens in 41 U.S. states, Brazil, Argentina and 13 other Latin American countries as of June 30, 2017. For more information go to investors.cinemark.com.

Financial Contact:

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

James Meredith – 972-665-1060 or communications@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 23, 2017 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Statement of income data:
Revenues
Admissions	$449,880	$456,075	$926,349	$891,895
Concession	262,322	253,592	530,546	491,407
Other	38,993	34,737	73,910	65,971

Total revenues	751,195	744,404	1,530,805	1,449,273
Cost of operations
Film rentals and advertising	246,556	250,421	499,374	483,335
Concession supplies	41,839	39,208	83,939	75,111
Facility lease expense	82,388	80,252	166,650	159,056
Other theatre operating expenses	180,865	173,367	353,423	329,880
General and administrative expenses	37,834	35,987	76,050	73,853
Depreciation and amortization	59,137	52,358	116,493	101,687
Impairment of long-lived assets	4,301	1,425	4,574	1,917
Loss on sale of assets and other	54	5,824	888	4,045

Total cost of operations	652,974	638,842	1,301,391	1,228,884

Operating income	98,221	105,562	229,414	220,389
Interest expense (1)	(26,522)	(27,262)	(52,891)	(55,321)
Loss on debt amendments and refinancing	(246)	(98)	(246)	(13,284)
Distributions from NCM	2,772	193	9,560	8,736
Foreign currency exchange gain (loss)	(155)	512	1,434	2,398
Other income	7,185	7,078	18,578	15,572

Income before income taxes	81,255	85,985	205,849	178,490
Income taxes	29,445	31,617	73,845	65,076

Net income	$51,810	$54,368	$132,004	$113,414
Less: Net income attributable to noncontrolling interests	571	462	1,037	983

Net income attributable to Cinemark Holdings, Inc.	$51,239	$53,906	$130,967	$112,431

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.44	$0.46	$1.12	$0.97

Diluted	$0.44	$0.46	$1.12	$0.97

Weighted average diluted shares outstanding	116,072	115,758	116,020	115,660

Other financial data:
Adjusted EBITDA (2)	$170,679	$168,395	$382,559	$353,042

(1)	Includes amortization of debt issue costs.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is provided in the financial schedules accompanying this press release.

	As of	As of
	June 30,	December 31,
	2017	2016
Balance sheet data:
Cash and cash equivalents	$504,179	$561,235
Theatre properties and equipment, net	$1,756,986	$1,704,536
Total assets	$4,354,525	$4,306,633
Long-term debt, including current portion	$1,789,203	$1,788,112
Equity	$1,335,421	$1,272,960

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Other operating data:
Attendance (patrons, in millions):
Domestic	43.0	45.5	89.5	90.0
International	26.4	27.5	54.2	55.5

Worldwide	69.4	73.0	143.7	145.5

Average ticket price (in dollars):
Domestic	$7.79	$7.59	$7.72	$7.59
International	$4.35	$4.03	$4.34	$3.77
Worldwide	$6.48	$6.25	$6.45	$6.13
Concession revenues per patron (in dollars):
Domestic	$4.59	$4.26	$4.48	$4.20
International	$2.46	$2.17	$2.39	$2.05
Worldwide	$3.78	$3.47	$3.69	$3.38
Average screen count (month end average):
Domestic	4,537	4,566	4,544	4,543
International	1,367	1,298	1,358	1,291

Worldwide	5,904	5,864	5,902	5,834

Segment Information

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
U.S.	$554,929	$560,534	$1,136,138	$1,104,449
International	199,926	187,561	401,994	351,736
Eliminations	(3,660)	(3,691)	(7,327)	(6,912)

Total revenues	$751,195	$744,404	$1,530,805	$1,449,273

Adjusted EBITDA
U.S.	$129,394	$127,845	$294,048	$271,478
International	41,285	40,550	88,511	81,564

Total Adjusted EBITDA	$170,679	$168,395	$382,559	$353,042

Capital expenditures
U.S.	$77,175	$58,182	$155,992	$99,380
International	14,438	25,597	26,808	32,144

Total capital expenditures	$91,613	$83,779	$182,800	$131,524

Reconciliation of Adjusted EBITDA

(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income	$51,810	$54,368	$132,004	$113,414
Income taxes	29,445	31,617	73,845	65,076
Interest expense	26,522	27,262	52,891	55,321
Other income	(7,030)	(7,590)	(20,012)	(17,970)
Loss on debt amendments and refinancing	246	98	246	13,284
Other cash distributions from equity investees (2)	2,870	184	14,919	8,270
Depreciation and amortization	59,137	52,358	116,493	101,687
Impairment of long-lived assets	4,301	1,425	4,574	1,917
Loss on sale of assets and other	54	5,824	888	4,045
Deferred lease expenses - theatres (3)	(120)	26	(234)	(182)
Deferred lease expenses – DCIP equipment (4)	(255)	(233)	(488)	(465)
Amortization of long-term prepaid rents (3)	496	514	989	985
Share based awards compensation expense (5)	3,203	2,542	6,444	7,660

Adjusted EBITDA (1)	$170,679	$168,395	$382,559	$353,042

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other income, loss on debt amendments and refinancing, other cash distributions from equity investees, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.
(2)	Represents cash distributions received from equity investees that were recorded as a reduction of the respective investment balances.
(3)	Non-cash expense included in facility lease expense.
(4)	Non-cash expense included in other theatre operating expenses.
(5)	Non-cash expense included in general and administrative expenses.

5